Exhibit 99(l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 25, 2009

BlackRock Fixed Income Value Opportunities

100 Bellevue Parkway

Wilmington, Delaware 19809

Re: BlackRock Fixed Income Value Opportunities —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Fixed Income Value Opportunities, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”), in connection with the issuance and sale by the Trust of up to 10,000 shares of the Trust’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”).

This opinion is being furnished in accordance with the requirements of Exhibit L of the Form N-2 registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated November 20, 2008, as filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2008;

(b) the registration statement of the Trust on Form N-2 (File Nos. 333-155589 and 811-22252), as filed with the Commission on November 21, 2008, and as amended by Pre-Effective Amendment No. 1 thereto on January 15, 2009, Pre-Effective Amendment No. 2 thereto on February 24, 2009 and Pre-Effective Amendment No. 3 thereto on February 24, 2009, under the 1933 Act and the 1940 Act, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on February 24, 2009 (such registration statement, as so amended, being hereinafter referred to as the “Basic Registration Statement”);

(c) the registration statement of the Trust on Form N-2 filed with the Commission herewith and deemed automatically effective upon filing pursuant to Rule 462(b) under the 1933 Act (such registration statement, at the time it became effective, being hereinafter referred to as the “Registration Statement”);

(d) the Distribution Agreement (the “Distribution Agreement”) entered into between the Trust, as issuer, and BlackRock Investments, Inc., as distributor of the Common Shares, filed as an exhibit to the Registration Statement;

(e) the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on November 12, 2008 and the Amendment to the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on December 18, 2008;

(f) the Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of December 18, 2008 and certified by the Secretary of the Trust as currently in effect (the “Agreement and Declaration of Trust”);

(g) the Amended and Restated By-Laws of the Trust, dated as of December 18, 2008 and certified by the Secretary of the Trust as currently in effect; and

(h) certain resolutions adopted by the Board of Trustees of the Trust (the “Board of Trustees”) relating to the issuance and sale of the Common Shares and related matters.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

We advise you that Skadden, Arps, Slate, Meagher & Flom LLP has rendered legal advice to BlackRock Advisors, LLC (the “Advisor”), the Trust’s investment advisor, and BlackRock Financial Management, Inc. (the “Sub-Advisor”), the Trust’s sub-investment advisor, other investment funds advised by the Advisor and the Sub-Advisor and certain of their affiliates in connection with various matters.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the 1933 Act and the 1940 Act and the shareholders’ accounts have been duly credited and the Common Shares represented thereby have been fully paid for, as contemplated in the Distribution Agreement, the issuance and sale of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate Meagher & Flom LLP